Putnam Massachusetts Tax Exempt Fund, 5/31/13, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  10,625
Class B	  103
Class C	  1,019
Class M	  120

72DD2 (000s omitted)

Class Y	  1,011

73A1

Class A	  0.317364
Class B	  0.254687
Class C	  0.239354
Class M	  0.290140

73A2

Class Y	  0.340650

74U1	(000s omitted)

Class A	  34,033
Class B	  434
Class C	  4,647
Class M	  405

74U2	(000s omitted)

Class Y	  3,332

74V1

Class A	  9.95
Class B	  9.94
Class C	  9.97
Class M	  9.95

74V2

Class Y	  9.97


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.